Exhibit 17.4

James M. Gumina

80 Fir Lane

Evergreen, CO 80439

HCO Board of Directors

8480 E. Orchard Rd., Suite 6600

Greenwood Village, CO 80111

July 22, 2005

Dear HCO Board:

I hereby voluntarily and without disagreement resign from the Board of Directors of HyperSpace Communications, Inc. effective immediately.

Sincerely,

/s/ James M. Gumina
James M. Gumina